Exhibit 99.1

For further information contact
Bob Weatherly
Rodger W. Smith
1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Signs Agreement
With CIECO Energy to Fully Develop Entrada Field

Natchez, MS  ( February 12, 2008 ) – Callon Petroleum Company (NYSE: CPE) announced today that it has signed a Purchase and Sale Agreement with CIECO Energy (US) Limited, a subsidiary of Tokyo-based ITOCHU Corporation. Terms of the agreement provide for Callon to sell CIECO a 50% working interest in the Entrada Field, located in the Deepwater Region of the Gulf of Mexico, for total cash consideration of $175 million and additional contingent cash payments based upon field production milestones. CIECO has also agreed to provide a non-recourse loan to Callon for its $150 million share of field development costs through initial production.  Callon will retain a 50% working interest and continue as operator of the field. The transaction will have an effective date of January 1, 2008 and is expected to close by February 29, 2008.

Highlights of the transaction include:

•
CIECO will pay Callon total cash consideration of $175 million, including a $155 million payment at closing and $20 million of the $40 million contingent payment due to BP Exploration and Production Company (BP) after meeting certain cumulative field production milestones. Callon plans to utilize the $155 million of initial cash proceeds plus existing cash balances to repay in full the $200 million Senior Revolving Credit Facility that Callon executed in conjunction with its acquisition of BP’s 80% ownership of Entrada in April 2007.

•	At closing, CIECO will also reimburse Callon for 50% of Entrada capital expenditures incurred prior to the closing date, estimated to be $18 million.

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Additionally CIECO will pay Callon an additional $2.50 per barrel of oil equivalent (Boe) for every Boe produced after cumulative gross field production has reached 30 million Boe through December 31, 2018.

•
As part of the transaction, CIECO will provide a non-recourse loan of $150 million to Callon for the financing of Callon’s 50% share of the $300 million of estimated costs to develop the Entrada Field. The loan will bear interest at LIBOR plus 375 basis points and will mature within five years from date of first production. Semiannual payments will be based on expected Entrada production profile.  Final documentation of this financing will occur in conjunction with closing of the sale of the 50% Entrada interest.

Management’s Comments

Fred Callon, Chairman and CEO, said “We feel we have gained a strong and important strategic partner in CIECO.  ITOCHU Corporation, CIECO’s parent company, is one of the oldest and most highly respected international trading houses in Japan with a global enterprise which includes significant long-term investments in the energy industry.”

Callon continued: “This agreement provides for a fully funded development plan for the Entrada Field and represents the final major step in meeting our goal of achieving initial production from the Entrada Field in the first quarter of 2009. Since increasing our working interest ownership in the Entrada Field to 100% in April 2007, our focus has been on meeting critical project milestones. In less than a year, we have: 1) completed the engineering and design for the project; 2) negotiated and signed a production handling agreement with ConocoPhillips and Devon Energy Corporation to process our production through their Magnolia TLP; and 3) contracted Diamond Offshore’s Ocean Victory semisubmersible rig, which drilled the discovery wells at Entrada, to drill and complete the development wells.  We are very excited to have completed this final major step of securing a strong partner in the project and fully funding the development.”

About Entrada

The Entrada Field was discovered in 2000 by the drilling of two discovery wells and seven delineation wells at Garden Banks Block 782. The field, which is located in 4,650 feet of water, is being developed with the drilling of two development wells which will be produced as sub-sea tie backs to the Magnolia Field Tension Leg Platform. The company’s independent petroleum engineers have estimated Entrada’s net proved reserves at 17.5 million barrels of crude oil (MMbo) and 87.1 billion cubic feet of natural gas (Bcf), or 32.0 million Boe. In addition, the field’s probable reserves, net of royalties, are estimated to be 17.6 MMbo and 42.2 Bcf (24.6 million Boe), representing a total proved and probable net reserve base of approximately 56.6 million Boe.

About ITOCHU Corporation

CIECO Energy (US) is the U.S. subsidiary of the ITOCHU Corporation (ITC). ITOCHU was founded in 1858 and is one of Japan’s top international trading houses with offices in over 80 countries. Headquartered in Tokyo and Osaka Japan, ITOCHU has a market capitalization of approximately $15 billion and has oil and gas operations throughout the world, including Azerbaijan, the North Sea, Africa, Indonesia, Australia and the U.S Gulf of Mexico.

About Callon Petroleum Company

Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region.  Callon’s properties and operations are geographically concentrated in Louisiana, and the offshore waters of the Gulf of Mexico.

Merrill Lynch & Company acted as exclusive financial advisor to Callon in conjunction with this transaction.

Forward-Looking Statements

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We include in this news release an estimate of net probable reserves, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available from us at www.callon.com or from the SEC at www.sec.gov. You can also obtain this form from us by calling 601-442-1601 or from the SEC by calling 1-800-SEC-0330.